Exhibit 4(b)

DESCRIPTION OF CABOT CORPORATION’S COMMON STOCK

As of September 30, 2019, Cabot Corporation’s only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), was Common Stock (as defined below).

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation (our “Certificate of Incorporation”) and our By-laws (our “By-laws”), each of which  have been filed with the Securities and Exchange Commission as exhibits to this Annual Report on Form 10-K.

Authorized Capital Shares

Our authorized capital consist of 200,000,000 shares of common stock, $1.00 par value per share (“Common Stock”), and 2,000,000 shares of preferred stock, $1.00 par value per share (“Preferred Stock”). The outstanding shares of our Common Stock are fully paid and nonassessable. As of September 30, 2019, there were 57,080,589 shares of our Common Stock and no shares of Preferred Stock outstanding.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.

Other Rights and Preferences

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights.

Certain Anti-Takeover Effects of Our Certificate of Incorporation and Our By-Laws

Our Certificate of Incorporation and By-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by the Board of Directors.

These provisions include:

Classified Board.  Our Certificate of Incorporation and By-laws provide that the Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. Our By-laws also provide that the number of directors which shall constitute the whole Board of Directors shall be no be less than three nor more than 17 in number and, within such limits, the number of directors will be fixed exclusively pursuant to a resolution adopted by the Board of Directors. The Board of Directors currently consists of 12 members.

Vote Required for Certain Business Combinations.  Our Certificate of Incorporation generally requires the affirmative vote of the holders of at least 66 2/3 percent of the voting power of our stock to approve certain business combinations, including mergers and asset or securities sales of greater than $20,000,000 in aggregate fair market value, involving an interested stockholder. The definition of interested stockholder includes any beneficial owner of more than 10 percent of the voting power of our stock and any of our affiliates that was a 10 percent beneficial owner in the last two years. This 66 2/3 vote is not required, however, if the business combination was approved by a majority of continuing directors (as defined in our Certificate of Incorporation) or certain price and procedural safeguards are satisfied.

Action by Written Consent; Special Meetings of Stockholders.  Our Certificate of Incorporation and By-laws provide that stockholder action may be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Our By-laws also provide that special meetings of the stockholders can only be called pursuant to a resolution duly adopted by the Board of Directors.

Removal of Directors.  Our By-laws provide that our directors may be removed from office with cause by the vote of the holders of a majority of our shares issued and outstanding and entitled to vote in the election of directors.

Advance Notice Procedures.  Our By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. To be timely, (i) with respect to an annual meeting of the stockholders, a stockholder’s notice must generally be received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of our immediately preceding annual meeting of stockholders, and (ii) with respect to a special meeting of the stockholders, a stockholder’s notice must be received at our principal executive offices by the close of business on the 10th day following the day on which public disclosure of the date of such meeting was made. Although our By-laws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Super Majority Approval Requirements.  The Delaware General Corporation Law (“DGCL”) generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless either a corporation's certificate of incorporation or by-laws requires a greater percentage. Our Certificate of Incorporation and By-laws provide that the affirmative vote of holders of at least 75 percent of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal specified provisions in our Certificate of Incorporation and all provisions in our By-laws. This requirement of a supermajority vote to approve amendments to our Certificate of Incorporation and By-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares.  Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum.  Our By-laws provides that unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers or other employees to us or our stockholders, (iii) any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the DGCL or our Certificate of Incorporation or By-laws (as either may be amended from time to time), or (iv) any action asserting a claim against us or any of our directors or officers or other employees governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, Massachusetts 02021.

Listing

The Common Stock is traded on The New York Stock Exchange under the trading symbol “CBT.”